                                                                    Exhibit 12.1




Earnings to fixed charges:

                                           As of or For the
                                           Six Months Ended
                                               June 30,                   As of or For the Year Ended December 31,
                                        ------------------------  ---------------------------------------------------------
                                           2001        2000          2000        1999       1998        1997       1996
                                        ------------------------  ---------------------------------------------------------
                                                     (Dollars in
                                                      Thousands)
Earnings before taxes                      $ 11,445    $ 10,201       $ 6,310   $ 21,539     $ 7,036   $ 16,981   $ 12,662

Deposit interest expense                     22,661      22,191        46,236     41,938      43,571     43,648     44,088

Other interest expense                       10,008       9,360        20,685     13,372      12,317     12,059     10,065
                                        ------------------------  ---------------------------------------------------------
Total interest expense                       32,669      31,551        66,921     55,310      55,888     55,707     54,153

Occupancy expense                             2,178       2,089         4,191      4,134       3,966      3,888      3,716


For calculation purposes:

Ratio including deposit interest

Earnings (Earnings before taxes plus
interest expense and net occupancy
expense)                                     46,292      43,841        77,422     80,983      66,890     76,576     70,531

Fixed charges (Interest expense
plus net occupancy expense)                  34,847      33,640        71,112     59,444      59,854     59,595     57,869

Ratio including deposit interest (X)           1.33        1.30          1.09       1.36        1.12       1.28       1.22
                                        ========================  =========================================================



Ratio excluding deposit interest

Earnings (Earnings before taxes
plus interest expense and net
occupancy expense)                         $ 23,631    $ 21,650      $ 31,186   $ 39,045    $ 23,319   $ 32,928   $ 26,443

Fixed charges (Interest expense
plus net occupancy expense)                  12,186      11,449        24,876     17,506      16,283     15,947     13,781

Ratio excluding deposit interest (X)           1.94        1.89          1.25       2.23        1.43       2.06       1.92
                                        ========================  =========================================================